News Release

Investor Contact:                               Media Contact:
Ed Wilhelm                              Anne Roman
(734) 477-4245                               (734) 477-1392

Borders Group Reports Q1 2007 Results

ANN ARBOR, Mich., May 29, 2007—Borders Group, Inc. (NYSE: BGP) today reported results for the first fiscal quarter, ended May 5, 2007. At $876.8 million, first quarter consolidated sales were up by 2.0% over the same period in 2006. The company recorded a first-quarter consolidated loss of $0.61 per share, which compares to a consolidated loss of $0.31 per share in the first quarter of 2006.

“Previously, we reported that 2007 would be a year of transition as we execute our long-term strategic plan for the turnaround of the company,” said Borders Group Chief Executive Officer George Jones. “Our first quarter results were generally in-line with our internal expectations, although the current sales environment was more challenging than we anticipated and that trend has continued. We are focused on executing our strategic plan and improving results, including returning the company to earnings per share growth beginning in 2008.”

Consolidated Results

Borders Group achieved first quarter consolidated sales of $876.8 million, an increase of 2.0% over 2006.

On a GAAP basis, the company recorded a consolidated first quarter net loss of $35.9 million, or $0.61 per share, which compares to a net loss of $20.2 million, or $0.31 per share, for the same period in 2006. On an operating basis, the first quarter consolidated net loss was $29.9 million compared to $19.2 million a year ago.

Gross margin as a percent of sales declined by 0.9% from 23.3% to 22.4% in the first quarter, due primarily to increased promotional discounts, de-leveraging of occupancy costs, and non-operating charges.

SG&A as a percent of sales increased by 1.6% from 26.2% to 27.8% in the first quarter, due primarily to investment in strategic initiatives, de-leveraging of expenses, and non-operating charges. Interest expense increased by $4.5 million as a result of increased debt levels.

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Borders Q1 2007—2

Capital expenditures were $37.6 million in the first quarter compared to $40.4 million for the same period in 2006. Debt, net of cash, totaled $638.9 million at the end of the first quarter compared to debt, net of cash, of $395.8 million at the end of first quarter 2006. As previously stated, to provide the flexibility to fund the execution of the company’s strategic plan, Borders Group will pursue additional financing beyond its existing bank revolver. Management expects to proceed with a term loan financing in the range of $150 million to $200 million, to be completed in the second quarter of this year.

Domestic Borders Superstores

First quarter total sales at domestic Borders superstores were $615.0 million, an increase of 1.4% over the same period in 2006. Comparable store sales in the segment decreased by 1.9% in the first quarter. On a category basis, book sales were slightly negative, while DVD sales were relatively flat and music sales continued to decline. The gifts and stationery category, driven by Paperchase, performed well with positive comparable store sales in the first quarter.

On a GAAP basis, Borders superstores reported an operating loss of $22.0 million in the first quarter compared to operating income of $1.5 million for the same period a year ago. The loss was driven primarily by declines in comparable store sales and gross margin, as well as increased expenses and non-operating charges.

The company opened four new Borders superstores in the U.S. during the period, ending the quarter with a total of 502 domestic superstore locations.

International

For the first quarter, total sales in the International segment were $153.7 million, which is up by 22% compared to the same period a year ago. Excluding the impact of foreign currency translation, total International sales would have increased by 11% for the first quarter.

Comparable superstore sales in the International segment decreased by 2.5% in the first quarter. On a GAAP basis, the first quarter operating loss for the International segment narrowed to $9.8 million compared to a first quarter operating loss of $10.3 million in 2006.

Borders Group is proceeding with the strategic alternatives process for the majority of its International segment as disclosed in March.

Waldenbooks Specialty Retail

Total sales within the Waldenbooks Specialty Retail segment were down 15% in the first quarter to $108.1 million. Comparable store sales in the segment decreased by 1.0% for the period.

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Borders Q1 2007—3

On a GAAP basis, the first quarter operating loss for the Waldenbooks Specialty Retail segment improved to $14.0 million compared to a first quarter operating loss of $16.0 million in 2006.

Borders Group closed 11 under-performing Waldenbooks Specialty Retail segment stores in the first quarter, consistent with the company’s long-range plan to right-size the segment.

Non-Operating Adjustments

Consolidated net income and earnings per share figures reported here include the impact of non-operating adjustments. In the first quarter, the adjustments totaled an after-tax charge of $0.10 per share, which compares to $0.01 a year ago. The after-tax charge is primarily comprised of store closure and relocation costs and professional fees related to the International strategic alternatives process.

Next Financial Release

Borders Group will issue second quarter 2007 results August 28 after market close with a conference call to follow August 29 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 32,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look toward," "continuing," "planning," "returning," "guidance," "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share growth, EBIT margins and inventory turns, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), its strategic plans and expected benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the exploration of strategic alternatives with respect to certain international operations, the downsizing of the Specialty Retail Segment and the development of a proprietary website) and its intentions with respect to dividend payments and share repurchases.

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Borders Q1 2007—4

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan, and, with respect to the exploration of strategic alternatives for certain international operations, the ability to attract interested third parties.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts) Unaudited

Sales and Earnings Summary
	Quarter Ended May 5, 2007			Quarter Ended April 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	$615.0	$-	$615.0	$606.4	$-	$606.4
Waldenbooks Specialty Retail	108.1	-	108.1	127.2	-	127.2
International	153.7	-	153.7	126.4	-	126.4
Total sales	876.8	-	876.8	860.0	-	860.0
Other revenue	9.0	-	9.0	7.8	-	7.8
Total revenue	885.8	-	885.8	867.8	-	867.8
Cost of goods sold, including occupancy costs	684.7	4.3	689.0	664.5	2.6	667.1
Gross margin	201.1	(4.3)	196.8	203.3	(2.6)	200.7
Selling, general and administrative expenses	240.7	2.9	243.6	227.2	(1.8)	225.4
Pre-opening expense	1.3	-	1.3	1.9	-	1.9
Asset impairments and other writedowns	-	0.8	0.8	-	0.6	0.6
Operating loss	(40.9)	(8.0)	(48.9)	(25.8)	(1.4)	(27.2)
Interest expense	9.9	-	9.9	5.4	-	5.4
Loss before income taxes	(50.8)	(8.0)	(58.8)	(31.2)	(1.4)	(32.6)
Income taxes	(20.9)	(2.0)	(22.9)	(12.0)	(0.4)	(12.4)
Net loss	$(29.9)	$(6.0)	$(35.9)	$(19.2)	$(1.0)	$(20.2)

Basic EPS	$(0.51)	(0.10)	(0.61)	$(0.30)	(0.01)	(0.31)
Basic weighted avg. common shares	58.6	58.6	58.6	64.4	64.4	64.4

Comparable Store Sales
Domestic Borders Superstores	(1.9%)			0.7%
Waldenbooks Specialty Retail	(1.0%)			(7.3%)
International Borders Superstores (In local currency)	(2.5%)			0.4%
(In loca

Sales and Earnings Summary (As Percentage of Total Sales)
	Quarter Ended May 5, 2007			Quarter Ended April 29, 2006
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	70.2%	-%	70.2%	70.5%	-%	70.5%
Waldenbooks Specialty Retail	12.3	-	12.3	14.8	-	14.8
International	17.5	-	17.5	14.7	-	14.7
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.0	-	1.0	0.9	-	0.9
Total revenue	101.0	-	101.0	100.9	-	100.9
Cost of goods sold, including occupancy costs	78.1	0.5	78.6	77.3	0.3	77.6
Gross margin	22.9	(0.5)	22.4	23.6	(0.3)	23.3
Selling, general and administrative expenses	27.5	0.3	27.8	26.4	(0.2)	26.2
Pre-opening expense	0.1	-	0.1	0.2	-	0.2
Asset impairments and other writedowns	-	0.1	0.1	-	0.1	0.1
Operating loss	(4.7)	(0.9)	(5.6)	(3.0)	(0.2)	(3.2)
Interest expense	1.1	-	1.1	0.6	-	0.6
Loss before income taxes	(5.8)	(0.9)	(6.7)	(3.6)	(0.2)	(3.8)
Income taxes	(2.4)	(0.2)	(2.6)	(1.4)	-	(1.4)
Net loss	(3.4)%	(0.7)%	(4.1)%	(2.2)%	(0.2)%	(2.4)%

(1) Results from 2007 were impacted by a number of non-operating items, including store closure costs and professional fees related to international strategic alternatives.     Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2) Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these expenses was income from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited

Condensed Consolidated Balance Sheets

	May 5,	April 29,	February 3,
	2007	2006	2007
Assets
Cash and cash equivalents	$83.9	$47.0	$120.4
Inventory	1,522.3	1,457.9	1,452.0
Other current assets	149.9	159.5	151.2
Property and equipment, net	714.5	717.8	707.7
Other assets and deferred charges	145.7	119.4	141.8
Goodwill	40.3	125.6	40.3
Total assets	$2,656.6	$2,627.2	$2,613.4
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$717.6	$437.5	$542.6
Accounts payable	593.2	616.6	631.4
Other current liabilities	360.7	325.4	421.9
Long-term debt	5.2	5.3	5.2
Other long-term liabilities	376.6	338.0	368.3
Total liabilities	2,053.3	1,722.8	1,969.4
Minority interest	1.9	1.4	2.0
Total stockholders' equity	601.4	903.0	642.0
Total liabilities, minority interest and stockholders’ equity	$2,656.6	$2,627.2	$2,613.4

Store Activity Summary

	Quarter Ended		Year Ended
	May 5, 2007	April 29, 2006	February 3, 2007
Domestic Borders Superstores
Beginning number of stores	499	473	473
Openings	4	5	31
Closings	(1)	-	(5)
Ending number of stores	502	478	499
Ending square footage (in millions)	12.4	11.9	12.4

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	564	678	678
Openings	-	3	10
Closings	(11)	(16)	(124)
Ending number of stores	553	665	564
Ending square footage (in millions)	2.1	2.6	2.2

International Borders Superstores
Beginning number of stores	68	55	55
Openings	2	1	13
Closings	-	-	-
Ending number of stores	70	56	68
Ending square footage (in millions)	1.7	1.4	1.7

Books, etc. International Stores
Beginning number of stores	30	33	33
Openings	-	-	-
Closings	-	(2)	(3)
Ending number of stores	30	31	30
Ending square footage (in millions)	0.1	0.1	0.1

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended May 5, 2007			Quarter Ended April 29, 2006
	Operating Basis (2)	Adjustments (2)	GAAP Basis	Operating Basis (3)	Adjustments (3)	GAAP Basis
Domestic Borders Superstores
Sales	$615.0	$-	$615.0	$606.4	$-	$606.4
Depreciation expense	21.8	0.2	22.0	20.1	0.7	20.8
Operating income (loss)	(16.8)	(5.2)	(22.0)	0.6	0.9	1.5

Waldenbooks Specialty Retail
Sales	$108.1	$-	$108.1	$127.2	$-	$127.2
Depreciation expense	1.1	-	1.1	4.2	-	4.2
Operating income (loss)	(13.3)	(0.7)	(14.0)	(16.1)	0.1	(16.0)

International
Sales	$153.7	$-	$153.7	$126.4	$-	$126.4
Depreciation expense	4.9	-	4.9	5.0	-	5.0
Operating income (loss)	(8.2)	(1.6)	(9.8)	(7.9)	(2.4)	(10.3)

Corporate (1)
Operating income (loss)	(2.6)	(0.5)	(3.1)	(2.4)	-	(2.4)

Consolidated
Sales	$876.8	$-	$876.8	$860.0	$-	$860.0
Depreciation expense	27.8	0.2	28.0	29.3	0.7	30.0
Operating income (loss)	(40.9)	(8.0)	(48.9)	(25.8)	(1.4)	(27.2)

(1)	The Corporate segment includes interest expense and various corporate governance costs and corporate incentive costs.

(2)
Results from 2007 were impacted by a number of non-operating items, including store closure costs and professional fees related to international strategic alternatives. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)
Results from 2006 were impacted by a number of non-operating items, including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these expenses was income from a legal settlement. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.